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                                  Exhibit 5.1
                         PILLSBURY MADISON & SUTRO LLP
                              2550 Hanover Street
                          Palo Alto, California 94304
                                 July 16, 1999

The Immune Response Corporation
5935 Darwin Court
Carlsbad, California 92008

    Re: Registration Statement on Form S-3

Ladies and Gentlemen:

    We are acting as counsel for The Immune Response Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock, par value $.0025 per share (the "Common Stock"), of the Company. In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to such shares of Common Stock. Such Registration Statement, as amended, is herein referred to as the "Registration Statement."

    We are of the opinion that the Common Stock has been duly authorized and, when issued by the Company and paid for, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ PILLSBURY MADISON & SUTRO LLP